EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2024

Contact: Brian Koopman (801) 566-1200	April 25, 2024

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2024, Utah Medical Products, Inc. (Nasdaq: UTMD) attained financial results consistent with its previously announced projections for calendar year 2024.

Summary of results.

The following is a summary comparison of 1Q 2024 with 1Q 2023 income statement measures:

Revenues (Sales):	(9.4%)
Gross Profit (GP):	(13.7%)
Operating Income (OI):	(12.5%)
Net Income (NI):	(6.1%)
Earnings Per Share (EPS):	(5.7%)

Profit margins in 1Q 2024 compared to 1Q 2023 follow:

	1Q 2024 (JAN – MAR)	1Q 2023 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	59.7%	62.6%
Operating Income Margin (operating income/ sales):	34.2%	35.5%
EBT Margin (profits before income taxes/ sales):	42.3%	40.9%
Net Income Margin (profit after taxes/ sales):	34.9%	33.7%

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Domestic sales in 1Q 2024 were 14% lower and sales outside the U.S. (OUS) were 3% lower, in USD terms, compared to 1Q 2023.  Using the same foreign currency exchange (FX) rates for sales not invoiced in USD, i.e. in “constant currency” terms, OUS sales were 4% lower. Although 31% of consolidated USD sales were invoiced in foreign currencies, the change in FX rates for OUS sales had a minor impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2024 and 1Q 2023 follow:

	1Q 2024	1Q 2023	Change
GBP	1.267	1.215	4.3%
EUR	1.083	1.078	0.4%
AUD	0.658	0.685	(4.1%)
CAD	0.742	0.739	0.4%

The weighted-average positive impact on foreign currency sales was 1.2%, increasing reported USD sales $40 relative to the same foreign currency sales in 1Q 2023.  In constant currency terms, total consolidated 1Q 2024 sales were $1,220 (9.7%) lower than in 1Q 2023.

UTMD’s 1Q 2024 GP at $6,766 was $1,077 lower than 1Q 2023 GP of $7,843.  The 13.7% lower GP was the result of 9.4% lower sales combined with a Gross Profit Margin (GPM), GP/revenues, almost three percentage points lower than in 1Q 2023. The lower GPM was due to manufacturing overhead costs which did not decline proportionately to the sales decline. However, the decline in GPM was less than expected due to a favorable product mix and improved direct labor productivity.

Consolidated OI, which is GP less Operating Expense (OE), in 1Q 2024 at $3,883 (34.2% of sales) was $556 lower than 1Q 2023 OI of $4,439 (35.5% of sales).  The OI decline was less than the GP decline as a result of the favorable impact in General & Administrative (G&A) expenses of having the CSI Identifiable Intangible Asset (IIA) fully amortized in 4Q 2023.  The CSI IIA amortization expense was $1,105 in 1Q 2023 (and zero in 1Q 2024).  Offsetting the lower CSI IIA amortization expense in G&A expenses were $342 higher litigation expenses. Combining the changes in CSI IIA amortization and litigation costs with other G&A expense increases, total consolidated G&A expenses were just $668 lower in 1Q 2024 than in 1Q 2023. The other components of OE, Product Development (R&D) expenses and Sales & Marketing (S&M) expenses, were $122 and $25 higher in 1Q 2024 than in 1Q 2023, respectively.  The higher R&D expense was related to certification of UTMD’s own biopharma manufacturing pressure sensors. In sum, OE were $522 lower in 1Q 2024 than in 1Q 2023.

Income Before Tax (EBT) benefitted again from higher interest income on UTMD’s cash reserves.   Non-operating income (NOI) in 1Q 2024, in which interest income is captured, was $915 compared to $681 in 1Q 2023. Combining the $555 lower OI with $234 higher NOI yielded 1Q 2024 EBT just $321 (6.3%) lower than in 1Q 2023.  In contrast to a lower GPM and OIM, UTMD’s EBT Margin (EBT/sales) improved to 42.3% in 1Q 2024 compared to 40.9% in 1Q 2023.

UTMD’s consolidated income tax provision rate in 1Q 2024 was 17.6% compared to 17.7% in 1Q 2023. As a result, 1Q 2024 NI was 6.1% lower than in 1Q 2023. During 1Q 2024 UTMD repurchased 43,108 of its shares in the open market at an average cost of $69.37/ share. UTMD did not repurchase shares in 2023. Also, because of a lower stock price at the end of 1Q 2024, there was no dilution from outstanding employee stock options for purposes of calculating diluted EPS, compared to 8,456 in share dilution in 1Q 2023. Because of the benefit of lower time-weighted diluted shares, UTMD’s EPS in 1Q 2024 were 5.7% lower than in 1Q 2023.

UTMD’s March 31, 2024 Balance Sheet, in the absence of debt, remained strong.  Ending Cash and Investments were $93.8 million on March 31, 2024 compared to $92.9 million three months earlier on December 31, 2023, despite use of $4.1 million cash during 1Q 2024 to pay for stockholder dividends and share repurchases. Stockholders’ Equity (SE) remained about the same at the end of 1Q 2024 as at the end of 2023, as $4.1 million in dividends and share repurchases which reduced SE offset $4.0 million in 1Q 2024 NI which increased SE.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2024 and the end of 1Q 2023 follow:

	3-31-24	3-31-23	Change
GBP	1.263	1.237	2.1%
EUR	1.079	1.087	(0.7%)
AUD	0.652	0.670	(2.7%)
CAD	0.739	0.739	-

Sales.

Total consolidated 1Q 2024 UTMD sales were $1,180 (9.4%) lower than in 1Q 2023. Constant currency sales were $1,220 (9.7%) lower. U.S. domestic sales were 13.8% lower and OUS sales were 3.5% lower. Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Domestic sales in 1Q 2024 were $6,192 compared to $7,185 in 1Q 2023.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “Filshie device sales”, manufactured by Femcare and distributed in the U.S. by UTMD.

1)Direct sales, representing 57% of total domestic sales, were $106 (2.9%) lower in 1Q 2024 than in 1Q 2023.  This was due to $139 lower NICU device sales as a result of not yet recapturing business lost in late 2023 from continuing supply chain disruption for raw material components.

2)OEM sales, representing 26% of total domestic sales, were $691 (29.9%) lower. U.S. sales to UTMD’s largest OEM customer, which had grown rapidly in previous years, were $735 lower in 1Q 2024 compared to 1Q 2023.

3)Domestic Filshie device sales were $197 (15.6%) lower in 1Q 2024 compared to 1Q 2023.  Misinformation on social media from unresolved product liability lawsuits seems to be having a negative effect.

OUS sales in 1Q 2024 were $5,149 compared to $5,335 in 1Q 2023. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were increased $40 as a result of changes in FX rates resulting primarily from a 4.3% stronger GBP.  In other words, constant currency OUS sales were $5,109, which was 4.2% lower than in 1Q 2023.  The foreign currency OUS sales in 1Q 2024 were $3,487, which was 68% of OUS sales and 31% of total 1Q 2024 consolidated sales.  Foreign currency OUS sales in 1Q 2023 were $3,558, which was 67% of OUS sales and 28% of total 1Q 2023 consolidated sales.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing products, including quality assurance and freight for receiving raw materials from vendors, from revenues. UTMD’s GP was $1,077 (13.7%) lower in 1Q 2024 than in 1Q 2023.  GP declined more than revenues due to lower absorption of manufacturing overhead costs which were 3.6% lower when sales were 9.4% lower.  Because management expects revenues to decline further during the remainder of 2024, taken together with manufacturing overhead expenses not declining, management has projected a greater percentage decline in GP for the year as a whole.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE is comprised of G&A expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  Consolidated OE were $2,882 in 1Q 2024 (25.4% of sales) compared to $3,404 in 1Q 2023 (27.2% of sales).  Ignoring the portion of OE that were litigation expenses and non-cash IIA amortization expenses, OE in 1Q 2024 were 14.4% of consolidated sales compared to 11.2% of sales in 1Q 2023.  As noted above, the main FX rate differences in 1Q 2024 compared to 1Q 2023 were a stronger GBP and a weaker AUD relative to the USD.  The net FX impact on OUS OE was minor. A stronger GBP in 1Q 2024 compared to 1Q 2023 increased IIA amortization expense captured in the G&A category in the UK by $21. All other OUS OE were increased by $7.

Consolidated G&A expenses were $2,205 (19.4% of sales) in 1Q 2024 compared to $2,873 (22.9% of sales) in 1Q 2023. G&A expenses include litigation costs which were $751 in 1Q 2024 compared to $409 in 1Q 2023. G&A expenses in 1Q 2024 included $504 (4.4% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $483 (3.9% of sales) in 1Q 2023. The increase was the result of a stronger GBP as the Femcare GBP-denominated expense was the same in both periods. The major G&A expense change was the $1,105 IIA amortization expense in 1Q 2023 which was zero in 1Q 2024. That prior expense had resulted from UTMD’s purchase in 2019 of the CSI remaining U.S. exclusive Filshie intangible and distribution rights, and represented 8.8% of 1Q 2023 sales. Excluding litigation costs and non-cash Filshie-related IIA amortization expenses, G&A expenses were $950 (8.4% of sales) in 1Q 2024 compared to $876 (7.0% of sales) in 1Q 2023. The change in FX rates increased 1Q 2024 OUS G&A expenses by $27, comprised of increasing IIA amortization expense by $21 and all other G&A expenses by $6.  UTMD’s OIM excluding IIA amortization and litigation expense was 45.3% in 1Q 2024 compared to 51.4% in 1Q 2023.

S&M expenses were $412 (3.6% of sales) in 1Q 2024 compared to $387 (3.1% of sales) in 1Q 2023.  The change in FX rates increased 1Q 2024 OUS S&M expenses by $1.  The additional $24 increase was primarily due to increases in S&M salaries and benefits for employees on board in both periods.

R&D expenses in 1Q 2024 were $266 (2.3% of sales) compared to $144 (1.1% of sales) in 1Q 2023.  There were no OUS R&D expenses. The $122 increase was primarily due to testing and certification of materials required for biopharma manufacturing OEM customers.

In summary, OI in 1Q 2024 was $3,883 (34.2% of sales) compared to $4,439 (35.5% of sales) in 1Q 2023.  The only slightly lower 1Q 2024 OI Margin of 34.2% compared to 35.5% in 1Q 2023 was due to lower GP and higher litigation and R&D expenses being offset by the expiration of CSI IIA amortization expense.

Income Before Tax (EBT).

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI. Consolidated 1Q 2024 EBT was $4,798 (42.3% of sales) compared to $5,119 (40.9% of sales) in 1Q 2023. The $321 (6.3%) lower 1Q 2024 EBT compared to 1Q 2023 was the result of $555 lower OI offset by $234 higher NOI. NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. NOI in 1Q 2024 included $283 higher interest income on UTMD’s cash balances.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,806 in 1Q 2024 compared to $2,562 in 1Q 2023. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,640 in 1Q 2024 compared to EUR 1,962 in 1Q 2023. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP (101) in 1Q 2024 compared to GBP 23 in 1Q 2023. The 1Q 2024 EBT of Utah Medical Products Canada, Inc. was CAD 66 in 1Q 2024 compared to CAD 158 in 1Q 2023.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2024 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $5,547 compared to $6,919 in 1Q 2023. Management believes that the 1Q 2024 operating performance provides a start that is consistent with achieving its financial performance projections for the calendar year 2024, as previously provided in its Year 2023 SEC 10-K Report. UTMD’s trailing twelve-month EBITDA was $25,262.

Net Income (NI).

NI in 1Q 2024 of $3,956 was 6.1% lower than the NI of $4,214 in 1Q 2023. UTMD’s NI Margin, NI divided by consolidated sales, was 34.9% in 1Q 2024 and 33.7% in 1Q 2023. The average consolidated income tax provision rates (as a % of EBT) in 1Q 2024 was 17.6% and 17.7% in 1Q 2023.

Earnings per share (EPS).

EPS in 1Q 2024 at $1.093 were 5.7% lower than the $1.159 in 1Q 2023.  UTMD’s smaller decline in EPS relative to NI was a result of 18,118 fewer diluted shares used to calculate EPS in 1Q 2024 compared to 1Q 2023. Diluted shares were 3,618,168 in 1Q 2024 compared to 3,636,286 in 1Q 2023.  Outstanding shares were 3,588,336 at the end of 1Q 2024. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares for option shares exercised and for shares which were repurchased during the quarter. There was no dilution from unexercised employee options.  The total number of outstanding unexercised employee and outside director options at March 31, 2024 was 81,995 at an average exercise price of $75.10, including shares awarded but not yet vested. This compares to 84,301 unexercised option shares at the end of 2023 at an average exercise price of $74.56/ share, including shares awarded but not vested. There were no shares added for 1Q 2024 EPS dilution from options because the average exercise price was higher than the 1Q 2024 ending share price of $71.11.  The number of shares added as a dilution factor in 1Q 2023 was 8,456.

Outstanding shares at the end of 1Q 2024 were 3,588,336 compared to 3,629,525 at the end of calendar year 2023 and 3,628,067 at the end of 1Q 2023. The difference in outstanding shares at the end of 1Q 2024 compared to the end of 2023 resulted from 43,108 shares repurchased in the open market and 1,919 employee options exercised during 1Q 2024.

As mentioned above, UTMD repurchased 43,108 of its shares at an average price of $69.37 during 1Q 2024. Because of a time-weighted calculation, the full antidilution impact of 1Q 2024 repurchases won’t be felt until 2Q 2024. There were no stock repurchases in 2023. No options were awarded in 1Q 2024 or 1Q 2023. During the rest of 2023 after 1Q 2023, 19,000 option shares were awarded to 48 employees at an exercise price of $77.07.

UTMD paid $1,089 ($0.300/share) in cash dividends to stockholders in 1Q 2024. UTMD paid $1,070 ($0.295/share) in cash dividends to stockholders in 1Q 2023.

In 1Q 2024, UTMD repurchased 43,108 shares at $69.37 per share. During 1Q 2023, UTMD did not repurchase any of its shares. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2024 was $71.11, down 16% from the $84.22 closing price at the end of 2023.  The closing share price at the end of 1Q 2023 was $94.77.

Balance Sheet.

At March 31, 2024 compared to three months earlier at the end of 2023, UTMD’s cash and investments increased $939 to $93.8 million. Compared to a year earlier at March 31, 2023, cash and investments increased $12.9 million. At March 31, 2024, net Intangible Assets declined $611 to 13.3% of total consolidated assets from 13.8% on December 31, 2023.  The decline in Net Intangible Assets from a year earlier was $4.4 million.  Inventories declined $342 from the end of 2023, and $0.7 million from a year earlier. Working capital at the end of 1Q 2024 remained about the same as at the end of 2023, but was $12.6 million higher than at March 31, 2023, primarily as a result of the increase in cash. UTMD’s strong current ratio improved to 19.6 at March 31, 2024 from 15.7 at March 31, 2023.  The current ratio at the end of 2023 was 22.6. Consolidated Accounts Receivable (net of allowances) increased $201 at March 31, 2024 from the end of 2023, but declined $0.2 million compared to March 31, 2023.  On a rolling sales quarter basis, the aging of receivables remained at a healthy 28.5 days at the end of 1Q 2024 compared to 24.3 days at the end of 2023, and 27.3 days at the end of March 2023.

As of March 31, 2024, Stockholders’ Equity (SE) increased $9.7 million compared to a year earlier at March 31, 2023 despite a reduction in SE from the $7.3 million combination of share repurchases and ($1.19/ share) in stockholder cash dividends paid during the last twelve months.  During 1Q 2024, SE decreased $570 from the end of 2023 while the company paid $1,089 in dividends and repurchased $2,990 in stock, which reduced SE by $4.1 million.

Financial ratios as of March 31, 2024 which may be of interest to stockholders follow:

1)Current Ratio = 19.6

2)Days in Trade Receivables (based on 1Q 2024 sales activity) = 28.5

3)Average Inventory Turns (based on 1Q 2024 CGS) = 1.9

4)2024 YTD ROE (before dividends) = 12.4%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31

(in thousands except Earnings Per Share)

	1Q 2024	1Q 2023	Percent Change
Net Sales	$11,340	$12,520	(9.4%)
Gross Profit	6,766	7,843	(13.7%)
Operating Income	3,883	4,439	(12.5%)
Income Before Tax	4,798	5,119	(6.3%)
Net Income	3,956	4,214	(6.1%)
Earnings Per Share	$1.093	$1.159	(5.7%)
Shares Outstanding (diluted)	3,618	3,636

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2024	(audited) DEC 31, 2023	(unaudited) MAR 31, 2023
Assets
Cash & Investments	$ 93,808	$ 92,868	$ 80,912
Accounts & Other Receivables, Net	3,591	3,391	3,818
Inventories	9,240	9,582	9,940
Other Current Assets	510	428	442
Total Current Assets	107,149	106,269	95,112
Property & Equipment, Net	10,266	10,552	10,241
Intangible Assets, Net	18,026	18,637	22,417
Total Assets	$135,441	$135,458	$127,770
Liabilities & Stockholders’ Equity
Accounts Payable	998	769	1,027
REPAT Tax Payable	558	558	419
Other Accrued Liabilities	3,918	3,383	4,628
Total Current Liabilities	5,474	4,710	6,074
Deferred Tax Liability – Intangibles	986	1,120	1,456
Long Term Lease Liability	285	295	328
Long Term REPAT Tax Payable	698	698	1,256
Deferred Income Taxes	256	322	638
Stockholders’ Equity	127,742	128,313	118,018
Total Liabilities & Stockholders’ Equity	$135,441	$135,458	$127,770